CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	Fuel Tech, Inc.	The Equity Group Inc.
	(630) 845-4500	(212) 836-9608

FUEL TECH REPORTS 2015 FOURTH QUARTER AND FULL-YEAR
FINANCIAL RESULTS
WARRENVILLE, Ill., March 23, 2016 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the fourth quarter ("Q4") and full year (“FY”) ended December 31, 2015.
Effective Q4 2015, Fuel Tech established a new reporting segment associated with its ongoing Fuel Conversion initiative. This new segment will provide additional financial transparency as the Company continues to develop this potential new business.
The results for Q4 and FY 2015 included a $6.1 million non-cash income tax charge for recording a full valuation allowance on United States deferred tax assets, and a $1.4 million non-cash intangible assets impairment charge recorded in the Air Pollution Control (APC) technology segment. Primarily as a result of these items, Fuel Tech reported a Q4 2015 net loss of $9.1 million, or $0.39 per diluted share, and a net loss of $12.4 million, or $0.54 per diluted share, for FY 2015. On a non-GAAP basis, exclusive of these non-cash charges, the net loss for Q4 2015 would have been $1.6 million, or $0.07 per diluted share, and the net loss for FY 2015 would have been $4.9 million, or $0.21 per diluted share.
At December 31, 2015, cash and equivalents were $21.7 million, or $0.94 per share, up $7.3 million from September 30, 2015 and $3.1 million from December 31, 2014, and the Company had $0 long-term debt.

Q4 2015 Results Overview
Consolidated revenues for Q4 2015 were $18.2 million as compared to $18.7 million in Q4 2014. A $3.6 million increase in APC sales was offset by a $4.1 million decline in FUEL CHEM® sales. Net loss in Q4 2015 was $9.1 million, or $0.39 per diluted share, compared to net loss of $17.1 million or $0.75 per diluted share in Q4 2014. Excluding the non-cash charges referenced above, the net loss for Q4 2015 would have been $1.6 million, or $0.07 per diluted share. Included in the results for Q4 and FY 2014 was a previously announced $23.4 million non-cash goodwill impairment charge recorded in the APC technology segment and resulting in a $7.3 million tax benefit. On a non-GAAP basis exclusive of these items, adjusted net loss in Q4 2014 would have been $1.0 million, or $0.04 per diluted share.
APC segment revenues in Q4 2015 rose to $12.5 million from $8.9 million in Q4 2014. Segment gross profit increased to $4.0 million in Q4 2015 from $3.6 million in Q4 2014, due to higher revenues with a corresponding increase in cost of sales. Gross margins for the current and prior year quarters were 32% and 41%, respectively, with the decline due to lower margin work associated with project and product mix.
Capital projects backlog for the APC segment increased to $22.2 million at December 31, 2015 from $18.0 million at December 31, 2014, primarily due to the work progress on our large Italy project.
The FUEL CHEM® segment generated revenues of $5.7 million in Q4 2015, down $4.1 million, or 42%, from $9.8 million in Q4 2014. The decline was due primarily to low electricity demand and ongoing fuel switching from coal to natural gas, which have led to unscheduled outages and coal generating units operating at less than full capacity. The gross margins in Q4 2015 and Q4 2014 were 51% and 53%, respectively.
Selling, general and administrative (SG&A) expenses in Q4 2015 declined to $7.4 million, or 41% of revenues, from $9.7 million, or 52% of revenues, in Q4 2014. The net-dollar decrease in SG&A expenses is primarily attributable to declines in employee-related costs, administrative costs related to our foreign operations, stock compensation costs, and professional fees and consulting services.

Fuel Tech's research and development (R&D) expenses in Q4 2015 were $898,000, reflecting a continuing focus on commercial applications for our technologies outside of their traditional markets, and in the development and analysis of new technologies that could represent incremental market opportunities. The majority of R&D expenditures in Q4 2015 were directed towards our Fuel Conversion initiative.
Adjusted EBITDA for Q4 2015 totaled $50,000 compared to Adjusted EBITDA of $0.9 million for Q4 2014.
Full Year Results Overview
Consolidated revenues in 2015 totaled $73.7 million, a decline of $5.3 million, or 7%, from $79.0 million in 2014. Net loss in 2015 totaled $12.4 million, or $0.54 per diluted share, compared to a net loss in 2014 of $17.7 million, or $0.78 per diluted share. On a non-GAAP basis, exclusive of non-cash charges, the net loss for the FY 2015 would have been $4.9 million, or $0.21 per diluted share. On a non-GAAP basis exclusive of the $23.4 million non-cash impairment charge and resulting $7.3 million tax benefit, the non-GAAP adjusted net loss in 2014 would have been $1.6 million, or $0.07 per diluted share.
Adjusted EBITDA in 2015 was $(1.2) million compared to Adjusted EBITDA of $4.4 million in 2014.
APC segment revenues were $43.5 million in 2015, up $1.5 million, or 4%, from $42.0 million in 2014. The marginal increase in APC segment sales was due to a large contract starting in Italy in Q3 2015. Segment gross margins in 2015 and 2014 were 30% and 37%, respectively.
Revenues for the FUEL CHEM segment in 2015 totaled $30.2 million, down from $37.0 million in 2014. Segment gross margins in 2015 and 2014 were 52% and 53%, respectively.
SG&A expenses totaled $31.1 million, or 42% of revenues, in FY 2015, compared to $35.4 million, or 45%, in FY 2014. This decline was due primarily to the same factors that impacted Q4 2015. We will continue to monitor our SG&A costs in terms of actual dollars and as a percentage of revenue and will adjust our spending as needed to support our operations.
R&D for 2015 rose to $4.3 million from $1.5 million in 2014, and was primarily attributable to higher spending in our Fuel Conversion segment, which is in the research and development stage.
Vincent J. Arnone, President and Chief Executive Officer of Fuel Tech, commented, “The non-cash charges we incurred in Q4 2015 reflect the persistent regulatory uncertainty that has impacted, and may continue to affect, our US business. Although challenges remain until regulatory uncertainty abates, our APC business began to strengthen in 2015. We are encouraged by the $40.7 million of new orders we announced this past year and backlog at Q4 2015 was the highest of any quarter of 2015. We have announced $9.4 million of new APC orders thus far in Q1 2016, and we remain optimistic that APC sales for 2016 will be higher than 2015.
“Cash generated from operating activities rose for the third consecutive year, and we ended 2015 with a very strong cash position. We also invested $4.3 million in R&D, primarily Fuel Conversion, without adding any leverage to the balance sheet.”
He continued, “Lower natural gas prices and declining energy use negatively impacted FUEL CHEM during 2015, and this will likely continue in 2016. However, we will manage our cost of production and expect margins to remain consistent with historical levels.”
Mr. Arnone concluded, “We continue to focus on our Fuel Conversion initiative and are excited about the prospect of this evolving business segment. During 2015, we tested and developed the engineered carbon feedstock product for specific markets, and are in the process of evaluating the commercialization of these product offerings with prospective customers.”

Conference Call
Management will host a conference call on Thursday, March 24, 2016 at 9:00 am ET to discuss the results and business activities.
Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or

•	(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com, or a phone replay will be available through April 22, 2016 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering the passcode 13630230.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 1000 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially.

Fuel Tech, Inc.
Consolidated Balance Sheets
(in thousands of dollars, except share and per-share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$21,684	$18,637
Marketable securities	19	36
Accounts receivable, net	23,060	31,910
Inventories	1,653	1,111
Prepaid expenses and other current assets	3,889	4,094
Income taxes receivable	1,857	597
Deferred income taxes	239	1,953
Total current assets	52,401	58,338
Property and equipment, net	12,001	13,527
Goodwill	2,116	2,116
Other intangible assets, net	7,144	10,464
Deferred income taxes	992	5,649
Other assets	1,357	1,377
Total assets	$76,011	$91,471
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$1,625
Accounts payable	8,942	7,310
Accrued liabilities:
Employee compensation	1,645	2,007
Other accrued liabilities	5,949	7,708
Total current liabilities	16,536	18,650
Deferred income taxes	—	59
Other liabilities	501	520
Total liabilities	17,037	19,229

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,419,008 and 23,027,704 shares issued, and 23,167,216 and 22,860,398 outstanding in 2015 and 2014, respectively	234	230
Additional paid-in capital	135,394	134,985
Accumulated deficit	(74,132)	(61,752)
Accumulated other comprehensive (loss) income	(1,556)	(448)
Nil coupon perpetual loan notes	76	76
Treasury stock, 251,792 and 167,306 shares in 2015 and 2014, respectively, at cost	(1,042)	(790)
Total stockholders’ equity	58,974	72,301
Total liabilities and stockholders’ equity	$76,011	$91,530

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues	$18,201	$18,684	$73,664	$79,017
Costs and expenses:
Cost of sales	11,294	9,820	45,107	43,889
Selling, general and administrative	7,391	9,654	31,116	35,432
Research and development	898	606	4,273	1,459
Goodwill and intangible assets impairment	1,425	23,400	1,425	23,400
	21,008	43,480	81,921	104,180
Operating (loss)	(2,807)	(24,796)	(8,257)	(25,163)
Interest expense	3	(29)	(27)	(125)
Interest income	4	6	21	29
Other expense	(99)	(190)	(360)	(544)
(Loss) before taxes	(2,899)	(25,009)	(8,623)	(25,803)
Income tax (expense) benefit	(6,167)	7,898	(3,757)	8,078
Net (loss)	$(9,066)	$(17,111)	$(12,380)	$(17,725)
Net (loss) per common share:
Basic	$(0.39)	$(0.75)	$(0.54)	$(0.78)
Diluted	$(0.39)	$(0.75)	$(0.54)	$(0.78)
Weighted-average number of common shares outstanding:
Basic	23,167,000	22,837,000	23,101,000	22,782,000
Diluted	23,167,000	22,837,000	23,101,000	22,782,000

Fuel Tech, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(in thousands of dollars)

	For the years ended December 31,
	2015	2014	2013
Net (loss) income	$(12,380)	$(17,725)	$5,101
Other comprehensive (loss) income:
Foreign currency translation adjustments	(1,097)	(489)	438
Unrealized gains/(losses) from marketable securities, net of tax	(11)	4	(9)
Total other comprehensive (loss) income	(1,108)	(485)	429
Comprehensive (loss) income	$(13,488)	$(18,210)	$5,530
See notes to consolidated financial statements.

Fuel Tech, Inc.
Consolidated Statements of Cash Flows
(in thousands of dollars)

	For the years ended December 31,
	2015	2014	2013
OPERATING ACTIVITIES
Net (loss) income	$(12,380)	$(17,725)	$5,101
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,067	1,922	2,175
Amortization	2,138	2,384	839
Gain on equipment disposals/impaired assets	(26)	—	—
Allowance for doubtful accounts	—	762	707,000
Deferred income taxes	4,916	(9,524)	1,252
Stock compensation expense	1,809	2,322	1,798
Goodwill and intangible assets impairment	1,425	23,400	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7,880	6,117	(6,970)
Inventories	(560)	(616)	77
Prepaid expenses, other current assets and other noncurrent assets	(1,245)	(913)	2,118
Accounts payable	1,817	(3,600)	(2,968)
Accrued liabilities and other noncurrent liabilities	(913)	906	(1,287)
Net cash provided by operating activities	6,928	5,435	2,842

INVESTING ACTIVITIES
Purchases of property, equipment and patents	(802)	(2,808)	(1,754)
Proceeds from the sale of equipment	26	—	—
Purchases of other intangible assets		(3,010)	—
Payment for acquisitions, net of cash acquired	—	(8,079)	—
Net cash used in investing activities	(776)	(13,897)	(1,754)

FINANCING ACTIVITIES
Net proceeds (payments) of short-term debt	(1,623)	—	1,614
Proceeds from exercises of stock options	—	297	811
Excess tax benefit from exercises of stock options	—	7	67
Treasury shares withheld	(252)	(304)	(447)
Net cash provided by (used in) financing activities	(1,875)	—	2,045
Effect of exchange rate fluctuations on cash	(1,230)	(639)	152
Net (decrease) increase in cash and cash equivalents	3,047	(9,101)	3,285
Cash and cash equivalents at beginning of year	18,637	27,738	24,453
Cash and cash equivalents at end of year	$21,684	$18,637	$27,738

Supplemental Cash Flow Information:
Cash paid for:
Interest	$27	$125	$56
Income taxes paid	$—	$—	$2,901
See notes to consolidated financial statements.

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

For the three Months Ended December 31, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$12,463	$5,738	$—	$—	$18,201
Cost of sales	(8,501)	(2,793)	—	—	(11,294)
Gross margin	3,962	2,945	—	—	6,907
Selling, general and administrative	—	—		(7,391)	(7,391)
Research and development	—	—	(615)	(283)	(898)
Intangible assets impairment	(1,425)	—	—	—	(1,425)
Operating income	$2,537	$2,945	$(615)	$(7,674)	$(2,807)

For the three Months Ended December 31, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$8,853	$9,831	$—	$—	$18,684
Cost of sales	(5,247)	(4,573)	—	—	(9,820)
Gross margin	3,606	5,258	—	—	8,864
Selling, general and administrative	—	—	—	(9,649)	(9,649)
Research and development	—	—	(277)	(334)	(611)
Goodwill impairment	(23,400)	—	—	—	(23,400)
Operating income	$(19,794)	$5,258	$(277)	$(9,983)	$(24,796)

For the twelve months ended December 31, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$43,485	$30,179	$—	$—	$73,664
Cost of sales	(30,612)	(14,495)	—	—	(45,107)
Gross margin	12,873	15,684	—	—	28,557
Selling, general and administrative	—	—	—	(31,116)	(31,116)
Research and development	—	—	(2,826)	(1,447)	(4,273)
Intangible assets impairment	(1,425)	—	—	—	(1,425)
Operating income	$11,448	$15,684	$(2,826)	$(32,563)	$(8,257)

For the twelve months ended December 31, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Fuel Conversion Segment	Other	Total
Revenues from external customers	$42,031	$36,986	—	$—	$79,017
Cost of sales	(26,586)	(17,303)	—	—	(43,889)
Gross margin	15,445	19,683	—	—	35,128
Selling, general and administrative	—	—	—	(35,432)	(35,432)
Research and development	—	—	(277)	(1,182)	(1,459)
Goodwill impairment	(23,400)	—	—	—	(23,400)
Operating income	$(7,955)	$19,683	$(277)	$(36,614)	$(25,163)

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

For the years ended December 31,	2015	2014	2013
Revenues:
United States	$51,485	$50,901	$63,275
Foreign	22,179	28,116	46,063
	$73,664	$79,017	$109,338

As of December 31,	2015	2014
Assets:
United States	$47,437	$64,324
Foreign	28,574	27,147
	$76,011	$91,471

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (loss)	$(9,066)	$(17,111)	$(12,380)	$(17,725)
Interest (income) expense	(3)	29	27	125
Income tax (benefit) expense	6,167	(7,898)	3,757	(8,078)
Depreciation expense	507	550	2,067	1,922
Amortization expense	531	1,350	2,138	2,384
EBITDA	(1,864)	(23,080)	(4,391)	(21,372)
Goodwill and intangible assets impairment	1,425	23,400	1,425	23,400
Stock compensation expense	489	628	1,809	2,322
ADJUSTED EBITDA	$50	$948	$(1,157)	$4,350

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense, non-cash impairment charges, and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.